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                                                                    Exhibit 99.1
Press Release SSG



New York, October 21, 1997 - Swissray International, Inc. (NASDAQ: SRMI) announced today that on October 17 it acquired substantially all of the assets of Service Support Group, LLC located in Gig Harbor, Washington ("SSG"), for approximately $600,000 in cash and 333,333 shares of common stock.

Service Support Group, LLC was founded in October of 1996 by Kenneth Montler, Michael Harle and Gary Durday and has been in the business of selling and servicing high-end medical radiology equipment on the West Coast. Together, Kenneth Montler, Michael Harle and Gary Durday bring over 60 years of experience within the diagnostic imaging business in the United States, in-depth knowledge of the market and substantial managerial skills to Swissray. Prior to founding SSG, Messrs. Montler and Harle held senior positions with Serviscope and Philips Medical Systems in the United States. Mr. Durday was a founder and CEO of Northwest Diagnostic Imaging Center Bremerton, Washington.

Under the terms of the agreement between Swissray and SSG, SSG has the right to request registration of the stock received in the transaction. In addition, SSG can put the stock back to Swissray at an exercise price of $4.50 per share during the time period from June 30, 1998 to April 17, 1999. Each of Messrs. Montler, Harle and Durday have entered into employment agreements with Swissray for a term of 3 years.

Ruedi G. Laupper, Chairman of the Board and Chief Executive Officer of Swissray said:

"I am very excited about the acquisition of SSG's business. It will help us to gain access to the US market, which constitutes over 45% of the worldwide market for X-ray equipment and related services and obviously is very important to us. We needed a strong sales platform in the United States for our AddOn Multi System, the world's first multifunctional direct digital X-ray system, for which
Section 510(k) clearance is pending with the FDA. With their longstanding excellent reputation in the US medical imaging market and their outstanding sales and leadership skills, I am convinced that we could not have found better partners than Ken, Mike and Gary to help us achieve our ambitious goals."

On behalf of SSG, Kenneth Montler, who has been appointed Chief Executive Officer of Swissray Medical Systems, Swissray's principal marketing arm in the United States, said: "Mike, Gary and I are thrilled that we are now part of Swissray's growing business. We are convinced that the direct digital AddOn Multi-System is the breakthrough long awaited in the industry. There are all these industry players out there talking about digital radiography and here is a small Swiss company that just did it. I think the fact that Swissray developed a functioning direct digital X-ray system in less than 5 years speaks for itself."
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When asked about the reasons for their decision to sell, Ken Montler said
: "We were very proud of SSG an the fact that it has developed into a successful business in less than a year, but we knew that to be successful in the long run we would need a partner which could provide us with state of the art equipment. When we met Swissray and saw what the AddOn-Multi-System could do, we knew instantly that this was a perfect match. They needed our marketing experience in the United States and we had found a manufacturer with a very exciting product."

When asked whether or not the law suit commenced by Serviscope last week had any impact on the transaction, Ruedi G. Laupper said: "No. SSG was hit with a similar complaint by Serviscope 10 days ago, so we knew that something might happen. Even before this lawsuit, the parties agreed that Swissray would not assume any liability of this kind at SSG.I would like to stress that this law suit does not concern our core business, which is the sale of X-ray equipment, but rather the technology management business, in which we are not yet active and which we view only as a supporting business in the future. But at least this law suit shows that we are being taken seriously in the US industry. This is of course very flattering for a company which has only begun to enter the US market."

Asked about Swissray's future strategy in the United States, Ken Montler said:
"It is Swissray's strategy to offer its customers a complete package of products, services and consulting in the field of radiology. As an equipment manufacturer, the emphasis will be on products, primarily the AddOn-Multi-System once it has received FDA clearance, PACS and networking and communications products and directly related services.

Swissray Medical Systems will be the principal marketing aim for the AddOn-Multi-System and future hardware products. It will also provide the necessary after-sales support. Swissray Information Solutions, which is headed by Michael Baker, will focus on PACS and information technology. As a third pillar we intend to enter the capital planning and technology management market with Swissray Healthcare. This effort will be headed by Mike Harle. In these efforts we will be supported by Gary Durday as Chief Financial Officer of Swissray's US subsidiaries".

Swissray International Inc. is an innovative developer of x-ray technology and systems. The company is a pioneer of direct digital radiography (ddR) technology and is becoming with its unique product line, AddOn-Multi-System, one of the leader in digital x-ray systems.

For further information please contact:
Swissray International Inc., 200 East 32nd St., Suite 34B, New York, N.Y. 10016 Ueli Laupper, Vice President International Sales & Marketing: Tel. 212 545 0095